FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
June 16, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Begins Drilling Miloslaw-4K Well in Poland

Salt Lake City, June 16, 2015 – FX Energy, Inc. (NASDAQ: FXEN) announced that the Miloslaw-4K well has started drilling. The well is a planned test of a Rotliegend sandstone target at a projected depth of 3660 meters. The well is located in the Fences license approximately 15 kilometers northwest of the producing wells at Lisewo-1 and 2.

The Miloslaw-4K well will test one of the largest conventional prospects FX Energy has drilled with the Polish Oil and Gas Company (PGNiG). If successful, the well could also add a substantial increase to production on top of the increase already planned next year from the Karmin-1 well. The Miloslaw-4K well is located in the Fences license where PGNiG is the operator and owns 51% of the working interest, FX Energy owns 49%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential, or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.